Exhibit 10.17

Cellceutix Corporation

-and-

Girindus America, Inc. ("Contractor")

This Agreement (the “Agreement”) is entered into as of June 22, 2009 (“Effective Date”) by and between Cellceutix Corporation (hereinafter “Cellceutix”), a Delaware corporation with a principal place of business at 100 Cummings Center, Suite 151-B, Beverly, MA 01915 and Girindus America, Inc., a Delaware Corporation with place of business at 8560 Reading Road, Cincinnati OH 45215-5528 (hereinafter, “Contractor"), a corporation with a place of business at 8560 Reading Road, Cincinnati, Ohio, 45215-5528 (collectively, the “parties”).

In consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.  Contractor agrees to manufacture for Cellceutix the compound known as Kevetrin (tm) in accordance with the terms set forth below.

2.  Contractor will manufacture approximately 3-4 kg of the compound, but in no event less that 3 kg, for use in animal and human studies.  Contractor will undertake commercially reasonable efforts to deliver the material within 75 days of the date hereof.  The project shall be performed in accordance with the Proposal attached hereto as Exhibit 1. If and to the extent any terms and conditions of the Proposal including its Exhibit 1 shall deviate from or be inconsistent with any provisions of this Agreement, the provisions of this Agreement shall prevail.

3.  The price for the work to be performed by Contractor will be [redacted].  Contractor will invoice Cellceutix according to the schedule set forth in Exhibit 1.  The initial payment will be non-refundable except that if Cellceutix finds Contractor's facility unacceptable upon inspection within 15 days of the date hereof, Contractor will refund the payment.

4.  Cellceutix representatives may visit the facility during regular business hours within 15 days of the date hereof and at any time when the work hereunder is being performed.  The parties will work together to schedule the visits so as to minimize disruption to Contractor's work.  Contractor's representatives will provide any documentation reasonably requested by Cellceutix for the purposes of confirming the ability of Contractor to meet its obligations hereunder or confirming that the work being performed is consistent with the terms of this Agreement.

 5.  Warranties

All materials will be free from claims or liens of third parties.  The final material will at the time of its QA/QC release by the Contractor conform to the specifications mutually agreed to by the parties in accordance with Exhibit 1 and to the certificate of analysis provided to Cellceutix with the materials. Except for the approximately 300g of non-GMP material described in Exhibit 1, all materials will comply in all material respects with current Good Manufacturing Practices regulations in effect at the time of delivery to Cellceutix.

6.  Delivery

    Delivery of the material along with a certificate of analysis and documentation of the process used will be made to Cellceutix at Contractor's facility in Cincinnati, Ohio.  Risk of loss will pass to Cellceutix at that time.  If requested by Cellceutix, Contractor will arrange deliveries to a maximum of three sites at the expense and the risk of of Cellceutix.

7.  Acceptance

    Any material delivered by Contractor will be deemed accepted by Cellceutix 30 days after the date of the delivery, unless Cellceutix notifies Contractor that the material does not comply with paragraph 5, above.

8.  Intellectual Property

    Any invention, know-how or trade secret (whether or not patentable) developed by Contractor or jointly by Contractor and Cellceutix in the course of performing the work hereunder (Improvements) will be the sole property of Cellceutix.  Contractor will promptly disclose any such invention, know-how or trade secret to Cellceutix and will cooperate with Cellceutix in documenting ownership by Cellceutix and in filing any intellectual property registrations (such as patent applications) thought necessary or desirable by Cellceutix at the expense of Cellceutix.  As used herein, "invention, know-how or trade secret" will be deemed to include the cGMP process and all associated documentation and data developed hereunder as well as any process improvements, alternative processes or alternative portions of processes developed as part of the work hereunder. Cellceuticx herewith grants Contractor a non exclusive worldwide royalty free license with the right to grant sublicenses to Contractor’s affiliates to use any Improvements which are of generic nature also for other projects outside of this Agreement with third parties.

9.  Contractor will permit Cellceutix to refer to its facility in regulatory filings and will provide letters of reference to its Drug Master files as reasonably necessary to support Cellceutix filings.

10.  Either party may terminate the Agreement in the event of a material breach by the other which breach has not been cured within 30 days of notice by the terminating party.  In addition, Cellceutix may cancel the contract on 15 days notice to Girindus.  In the event of cancellation by Cellceutix, Girindus will be entitled to receive all amounts billed prior to receiving notice of cancellation, any additional amounts that have been expended and not billed by Girindus prior to receiving notice of termination and reimbursement for any commitments made in good faith by Girindus prior to receiving notice of termination that cannot be reasonably avoided.

11. This agreement may not be assigned by either party without the consent of the other except in the event of a sale of substantially all of the stock or assets of the assigning party.  If a party desires to assign the Agreement in accordance with this paragraph, the assignee must agree to be bound by all of the terms hereof and confirm this in writing to the non assigning party. .

12. Each party represents that it is not party to any contracts with any other Person that would interfere with or prevent their respective compliance with the terms and provisions of this Agreement.

13. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege.

14. This Agreement constitutes the entire agreement between the parties and, excepting the Confidential Disclosure Agreement between the partied dated June 22, 2009, which shall remain in effect according to its terms, supersedes any prior or contemporaneous oral or written representation with regard to the subject matter hereof. This Agreement may not be modified except by a writing signed by each of the parties.

15. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without regard to its choice of law provisions. The parties hereto hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

16. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.

IN WITNESS WHEREOF, the parties have caused this  Agreement to be signed as of the date first above written.

Cellceutix Corporation

by:  Signature /s/ George W. Evans                    Date:    June 22, 2009

Name: George W. Evans

Title:   CEO

ACKNOWLEDGED, ACCEPTED AND AGREED TO BY:

Girindus America Inc.

by: Signature:      /s/   F. Mark Laskovics            Date:     June 22, 2009

Name: F. Mark Laskovics

Title:   President and COO